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                                                                     Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                       NEWCO BLUE SKY COMMUNICATIONS, INC.

                                       I.
                                 CORPORATE NAME

      The name of the corporation is Newco Blue Sky Communications, Inc.

                                       II.
                                CORPORATE PURPOSE

      The nature of the business, objects and purposes proposed to be transacted, promoted and carried on by this corporation shall be to engage in any lawful activity.

                                      III.
                                AUTHORIZED SHARES

      The corporation shall have the authority to issue not more than thirty million (30,000,000) shares of stock, twenty million (20,000,000) of which shall be shares of Common Stock with a par value of $.001 per share and ten million (10,000,000) of which shall be shares of Preferred Stock with a par value of $.001 per share. The board of directors may fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each class of shares of stock, including without limitation the voting rights, dividend rate, conversion rights, redemption price and liquidation preference of any series of shares of Preferred Stock and to fix the number of shares constituting any such series, and to increase or decrease the number of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

                                       IV.
                               BOARD OF DIRECTORS

      The Board of Directors of the corporation shall consist of not less than one nor more than nine persons, and may be elected by written ballot or by voice vote. The exact number of directors shall be fixed by resolution of the Board of Directors from time to time. The initial Board of Directors of the corporation shall consist of three directors whose names and addresses are as follows:

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
                   Name                                     Address
                   ----                                     -------
              James M. Davis                    Stanford Financial Group Company
                                                6075 Poplar, Suite 202
                                                Memphis, Tennessee 38119

              Jeff Green                        Telecom Wireless Solutions, Inc.
                                                6120 Windward Parkway
                                                Suite 200
                                                Alpharetta, Georgia 30005

              Dave Lasier                       Telecom Wireless Solutions, Inc.
                                                6120 Windward Parkway
                                                Suite 200
                                                Alpharetta, Georgia 30005

                                       V.
                        LIMITATIONS ON DIRECTOR LIABILITY

      No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or for any action taken, or any failure to take any action, as a director, except for liability (i) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;
(iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code (the "Code") or successor provisions; or (iv) for any transaction from which the director received an improper personal benefit. If the Code is amended after the effective date of this Article to authorize corporate action further limiting the personal liability of directors, then the liability of a director of the corporation shall be limited to the fullest extent permitted by the Code, as so amended. Any repeal or modification of this section by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                       VI.
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      (a) Each person who is or was a director of the corporation who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any proceeding brought by or in the right of the corporation) (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is a legal representative, is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter, an


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"indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than the Code permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that except as provided in paragraph (b)(ii) hereof with respect to proceedings to enforce rights to indemnification, the corporation may indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article shall be a contract right.

      (b) The corporation may pay for or reimburse the actual and reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the corporation:
(i) a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Code Section 14-2-856(b); and (ii) a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification for such expenses under this Article or otherwise. The undertaking must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to director's financial ability to make repayment.

      (c) The corporation may, in the discretion of the Board of Directors, indemnify and hold harmless any officer, employee or agent of the corporation to the same extent as if such person was or is a director of the corporation.

                                      VII.
                         MAJORITY SHAREHOLDERS' CONSENT

      In addition to and not in limitation of any other provisions of the Code, any action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting if a written consent, setting forth the action taken, is signed by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted. Notwithstanding the foregoing, no written consent signed under this Article shall be valid unless (i) the consenting shareholders have been furnished the same material that, under the Code, would have been required to be sent to the shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, or (ii) the written consent contains an express waiver of the right to receive the material otherwise required to be furnished. If action is taken under this Article by less than all


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of the shareholders entitled to vote on the action, all voting shareholders on the record date who did not participate in taking the action shall be given written notice of the action, together with the material described in the preceding sentence of this Article VII, not more than ten days after the taking of action without a meeting.

                                      VIII.
                       INITIAL REGISTERED OFFICE AND AGENT

      The street address and county of the initial registered office of the corporation is Telecom Wireless Solutions, Inc., 6120 Windward Parkway, Suite 200, Alpharetta, Georgia 30005, in Fulton County. The initial registered agent of the corporation at such address is Richard A. Cohen, Esq., General Counsel.

                                       IX.
                                  INCORPORATOR

      The name and address of the incorporator is as follows:

                         Andrew J. Surdykowski
                         Long Aldridge & Norman LLP
                         303 Peachtree Street, Suite 5300
                         Atlanta, Georgia 30308

      IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation as of the 29th day of November, 1999.


                                        ________________________________________
                                        Andrew J. Surdykowski, Incorporator


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